Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment, dated as of June 1, 2016 (this “Amendment”), to the Rights Agreement, dated as of September 11, 2007, as amended (the “Rights Agreement”), is made between PDC Energy, Inc. (f/k/a Petroleum Development Corporation), a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., successor rights agent to Transfer Online, Inc. (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement for the purpose of specifying the terms and conditions of the Rights;

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, so long as the Rights are redeemable pursuant to Section 23 of the Rights Agreement, the Company may make any supplement or amendment to the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, pursuant to Section 23 of the Rights Agreement, the Rights are currently redeemable;

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Rights Agreement as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1.                                      The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.

2.                                      Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

The registered holder of any Rights Certificate evidencing exercisable Rights may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the occurrence of a Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the related certification duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Right being exercised (as such amount may be reduced (including, without limitation, to zero) pursuant to Section 11(a)(iii)) and an amount equal to any applicable transfer tax required to be paid by the holder of such Rights Certificate in accordance with Section 9, in cash, or by certified check, wire transfer or bank draft payable to the order of the Company, at or prior to the earliest of (i) the Close of Business on June 1, 2016 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the

“Redemption Date”), and (iii) the time at which such Rights are exchanged as provided in Section 24 (the earliest of (i), (ii) and (iii) being the “Expiration Date”).

3.                                      This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4.                                      This Amendment shall be deemed effective as of June 1, 2016. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect, except with respect to sections 18 and 20(c), which shall survive such termination.

5.                                      This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

PDC ENERGY INC.

By:	/s/ Daniel W. Amidon
Name:	Daniel W. Amidon
Title:	Senior Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration